UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

Current Report

Pursuant to Section 13 or 15(d) of

The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): June 30, 2006

SAVVIS, INC.

(Exact name of registrant as specified in its charter)

Delaware	0-29375	43-1809960
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1 SAVVIS Parkway, Town & Country, Missouri	63017
(Address of Principal Executive Office)	(Zip Code)

Registrant’s telephone number, including area code: (314) 628-7000

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligations of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 1.01 ENTRY INTO A MATERIAL DEFINITIVE AGREEMENT.

SAVVIS Communications Corporation (“SAVVIS”), a wholly-owned subsidiary of SAVVIS, Inc. (the “Registrant”), purchased its previously-leased facility located at 14901 FAA Boulevard, Fort Worth, Tarrant County, Texas on June 29, 2006, for approximately $13.8 million. Following the purchase, on June 30, 2006, SAVVIS sold the facility and certain equipment located at the facility to Digital Centreport, L.P. (the “Landlord”) for approximately $50.6 million and leased the facility and equipment back (the “Sale Leaseback Transaction”). SAVVIS’ net proceeds from the transactions, before expenses, were approximately $36.8 million.

In connection with the closing of the Sale Leaseback Transaction, SAVVIS entered into a fifteen-year triple-net lease agreement with the Landlord. SAVVIS has three five-year options to renew the lease agreement. Base annual rent for the primary term of the lease is initially approximately $4.3 million and will increase by 2.5% per year. SAVVIS will be required to pay all of the costs associated with the operation of the facilities, including costs such as insurance, taxes and maintenance. The lease imposes certain obligations on SAVVIS and grants certain rights to the Landlord in the event of a default by SAVVIS on the lease. The lease contains other customary representations, warranties, obligations, conditions, indemnification provisions and termination provisions associated with leases of this nature.

As a result of certain provisions in the lease, the Sale Leaseback Transaction qualifies as a financing under sale leaseback accounting. Accordingly, the related assets and financing obligation will remain on SAVVIS’ balance sheet until completion of the lease term, when they will be removed from SAVVIS’ records.

ITEM 2.01. COMPLETION OF ACQUISITION OR DISPOSITION OF ASSETS.

The information set forth under Item 1.01 is incorporated herein by reference.

ITEM 2.03. CREATION OF A DIRECT FINANCIAL OBLIGATION OR AN OBLIGATION UNDER AN OFF-BALANCE SHEET ARRANGEMENT OF A REGISTRANT.

The information set forth under Item 1.01 is incorporated herein by reference.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

SAVVIS, INC.

Date: July 7, 2006	By:	/s/ Jeffrey H. VonDeylen
	Name:	Jeffrey H. VonDeylen
	Title:	Chief Financial Officer